BSABS 2007-02 PAYMENT VELOCITY

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DQ_STATUS        COUNT      SCHEDULED BALANCE TOTAL P&I IN 6    PAYMENTS IN 1   PAYMENTS IN 3    PAYMENTS IN 6    6MONTH VELOCITY
1 CURRENT         1026            204,113,374      7,380,174             1.47            3.35             4.79             140.66
2 1-30 DAYS        392             73,846,260      2,892,862             0.74            3.07             5.14              94.97
3 31-60 DAYS       118             19,012,273        844,341             1.20            3.24             5.59              98.62
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GRAND TOTAL       1536            296,971,907     11,117,377             1.27            3.28             4.93             126.61
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STATEMENT REGARDING FREE WRITING PROSPECTUS

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.
This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. Please click here http://www.bearstearns.com/prospectus/bsabs or visit the following website:
"www.bearstearns.com/prospectus/bsabs" for a copy of the base prospectus applicable to this offering.
This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not Permitted.

     The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

     This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the preliminary prospectus. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.